                                                 File Pursuant to Rule 424(b)(1)
                                                 Registration No. 333-95921
PROSPECTUS SUPPLEMENT
(To Prospectus dated May 9, 2000)

                                 EARTHWEB INC.

                   7% Convertible Subordinated Notes due 2005 and Shares of Common Stock Issuable Upon Conversion of the Notes

                                 --------------

     Our common shares trade on the NASDAQ National Market under the symbol "EWBX."

     Investing in the notes or the common stock into which the notes are convertible involves risks that are described in the "Risk Factors" section beginning on page 2 of the accompanying prospectus dated May 9, 2000.

     Through July 5, 2000, the following selling securityholders have provided the information listed below. This list supercedes that set forth in the attached prospectus.

                                        Principal Amount of            Common Stock Owned
                                      Notes Beneficially Owned       Prior to the Offering            Common Stock
             Name                        and Offered Hereby                  (1)(2)               Offered Hereby(1)(2)
             ----                     ------------------------       ---------------------        --------------------
Argent Classic Convertible
 Arbitrage Fund (Bermuda) L.P. ....         $ 5,000,000                     127,877                      127,877
Black Diamond Offshore, Ltd. ......             336,000                       8,593                        8,593
BNP Arbitrage SNC .................           3,000,000                      76,726                       76,726
Credit Research & Trading LLC .....           2,415,000                      61,764                       61,764
Donaldson, Lufkin & Jenrette
 Securities Corp. .................           4,950,000                     126,598                      126,598
Double Black Diamond
  Offshore, LDC ...................           1,079,000                      27,595                       27,595
Fidelity Financial Trust: Fidelity
  Convertible Securities Fund(3) ..           7,500,000                     191,815                      191,815
Highbridge International L.L.C. ...           2,500,000                      63,938                       63,938
JMG Capital Partners, LP ..........             750,000                      19,181                       19,181
Morgan Stanley & Co. ..............          10,000,000                     255,754                      255,754
Paloma Securities L.L.C. ..........           1,000,000                      25,575                       25,575
Q Opportunity Fund, LTD ...........           8,000,000                     204,603                      204,603
Tribeca Investments, L.L.C. .......           3,500,000                      89,514                       89,514
Triton Captial Investments, Ltd. ..             750,000                      19,181                       19,181
Worldwide Transactions Ltd. .......              85,000                       2,173                        2,173

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(1) Assumes a conversion price of $39.10 per share and a cash payment in lieu of any fractional interest.
(2) Assumes that any holders of notes or any future transferee from any such holder does not beneficially own any common stock other than common stock into which the notes are convertible at the conversion price of $39.10 per share.
(3) The entity is either an investment company or a portfolio of an investment company registered under the Investment Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company. Fidelity Management & Research Company is a Massachusetts corporation, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, as amended, and is a wholly owned subsidiary of FMR Corp., also a Massachusetts corporation


                   Prospectus Supplement dated July 5, 2000

    This Prospectus Supplement supercedes all prior Prospectus Supplements.